Exhibit (l)

October 19, 2026

RoboStrategy, Inc.

151 Calle de San Francisco

Suite 200

San Juan, Puerto Rico 00901

Ladies and Gentlemen:

We have acted as special Maryland counsel to RoboStrategy, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 23,927,600 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 23,422,221 shares of Common Stock in the aggregate previously registered pursuant to filings by the Company with the Securities and Exchange Commission (the “Commission”) of registration statements on Form N-2 (File No. 333-291400) dated May 5, 2026 and on Form N-2 (File No. 333-297289) dated August 7, 2026, and (ii) 505,379 additional shares of Common Stock (the “Additional Shares”) covered by the Company’s Registration Statement on Form N-2 (File No. 333-298538) filed with the Commission as of the date hereof (the “Registration Statement”). Any term used but not otherwise defined herein shall have the meaning as set forth in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	the Registration Statement and the form of Prospectus included therein, in the form transmitted to the Commission for filing pursuant to the Act (exclusive of the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein other than the Charter and the Bylaws (as each is defined herein));

2.	the charter of the Company (the “Charter”) as reflected in the records of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

3.	the bylaws of the Company (the “Bylaws”) as certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date (the “SDAT Certificate”);

5.	resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company relating to, among other things, the registration of the Additional Shares and the sale and issuance of the Additional Shares, certified as of the date hereof by an officer of the Company;

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6.	a certificate executed by an officer of the Company, dated as of the date hereof, with respect to certain factual matters regarding, among other things, the Charter, the Bylaws, and the Resolutions (the “Officer’s Certificate”); and

7.	such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have relied as to certain factual matters on information obtained from public officials and officers of the Company and have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a Document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document. All public records reviewed or relied upon by us or on our behalf are true, accurate, and complete.

3.	The Additional Shares were issued and delivered against receipt of consideration in accordance with the Resolutions.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.	The issuance of the Additional Shares from the Company to the Selling Stockholders was duly authorized, the Additional Shares were validly issued by the Company to the Selling Stockholders, and at the time of such issuance the Additional Shares were fully paid and nonassessable.

To the extent our opinions set forth herein address, or depend on, the Company’s legal existence or good standing in the State of Maryland, they are based in that regard solely on the SDAT Certificate, a review of the Charter, and the certification in the Officer’s Certificate that the Company has taken no voluntary action for its dissolution.

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We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of our name and reference to this opinion under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Charles F. Hilberg III
Principal